CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 26, 2025, relating to the financial statements and financial highlights of Payden Global Low Duration Fund and Payden Low Duration Fund, each a series of The Payden & Rygel Investment Group, appearing in the Annual Reports on Form N-CSR of The Payden & Rygel Investment Group for the year ended October 31, 2025, and to the references to us under the headings “Questions and Answers”, “Investment Adviser and Other Service Providers”, “Other Service Providers” and “Financial Highlights”, which are part of such Registration Statement.

Los Angeles, California

July 14, 2026